Exhibit 4.14

DATED

March 15, 2019

DEVELOPMENT COLLABORATION AGREEMENT

between

NIU TECHNOLOGIES

and

VOLKSWAGEN AKTIENGESELLSCHAFT

This agreement is dated

Parties

(1)                                 Niu Technologies, a company incorporated in Cayman Islands with registration number 293433, whose registered office is at Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“NIU”); and

(2)                                 Volkswagen Aktiengesellschaft, a joint stock company duly established under the laws of Germany,registered with the local district court in Braunschweig under the registration number HRB 100484, whose registered office is at Berliner Ring, 2, 38440 Wolfsburg, Germany (“Volkswagen”)

BACKGROUND

(A)                               NIU is the world’s leading provider of smart urban mobility solutions, it has created a new market category—smart electric two-wheeled vehicles - to redefine urban mobility.

(B)                               Volkswagen with its headquarters in Wolfsburg, is — together with its affiliates (commonly the “VW Group”) - one of the world’s leading automobile manufacturers and the largest carmaker in Europe. The VW Group is increasingly placing a strategic focus on e-mobility and is planning a broad-based initiative with the goal to launch more than 50 purely battery-powered electric vehicles over the next ten years.

(C)                               Volkswagen´s electrification efforts include offering its customers electric micromobility vehicles.

(D)                               Volkswagen wishes to collaborate with NIU with regard to the development, manufacturing and market launch of several Micromobility Vehicles (as defined below) and the parties entered into a letter of intent dated January 18, 2019.

(E)                                In a first step both parties wish to establish a framework to govern their respective rights and obligations in relation to particular Projects on which they wish to co-operate, where such Projects fall within the Focus of this agreement.

(F)                                 This agreement sets out the terms and conditions upon which the parties have agreed that such Projects may take place, provided however that this agreement focusses on development aspects, relevant manufacturing and sales aspects will be subject to a separate agreement ultimately negotiated and agreed between the relevant parties thereto.

Agreed terms

1.                                      Interpretation

1.1                               The definitions and rules of interpretation in this clause apply in this agreement.

Affiliate: a person that (i) directly or indirectly controls, is controlled by or is under common control with another person.

Anti-Corruption Laws: has the meaning set out in clause 16.2 (a).

Antitrust Guidelines: the guidelines with respect to antitrust matters attached to this agreement as Schedule 3.

Business Day: a day, other than a Saturday, Sunday or public holiday in Germany and/or China, when banks in the city of Frankfurt and/or Beijing are open for business.

Charges: the charges payable by a party to the other in relation to a Project (if any), as set out in each case in a Project Specific Supplementary Agreement.

Commencement Date: the date that this agreement becomes effective being the date it is signed by both parties.

Confidentiality Agreement: entered into by and between NIU and Volkswagen and dated May 15, 2018, a copy of which is attached as Schedule 2 and hereby incorporated in this agreement by reference.

Confidential Information: has the meaning set out in the Confidentiality Agreement.

Control: the beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the general management of the company, and controls, controlled and the expression change of Control shall be construed accordingly.

Focus: the development of Micromobility Vehicles and relevant IT solutions for the end customer usage.

Foreground IP: any Intellectual Property that arises in deliverables developed or created by, or by a contractor on behalf of, either party in respect of a Project, in the course of or in connection with, and within the duration of the parties’ performance of the Project under, this agreement or a Project Specific Supplementary Agreement.

Good Industry Practice: the exercise of the degree of skill, care, prudence, efficiency, foresight and timeliness which would reasonably be expected from a person highly skilled and experienced in providing services similar to those provided under this agreement.

Input: in relation to a party, the services, resources, workforce or other tangibles or intangibles that such party provides in accordance with this agreement in relation to a Project, as set out in a Project Specific Supplementary Agreement.

Intellectual Property: patents, utility models, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, Confidential Information (including know-how and trade secrets), semiconductor topography rights, image rights, rights in personality and similar rights, and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Micromobility Vehicles: all-electric compact sized vehicle designed for personal mobility with one or two passengers.

Project: a project agreed by the parties in accordance with clause 5, in relation to which the parties will collaborate in accordance with this agreement, as further described in a particular Project Specific Supplementary Agreement.

Project Control Board: has the meaning set out in clause 5.10.

Project Coordinator: has the meaning set out in clause 5.9.

Project Period: subject to earlier termination in accordance with this agreement, the period from the start date to the end date for a Project, as set out in a Project Specific Supplementary Agreement.

Project Specific Supplementary Agreement: a document specifying particulars in relation to a particular Project, agreed by the parties in accordance with clause 5.

Project Team: has the meaning set out in clause 5.9.

Public Official: any (a) officer or employee of a governmental authority; (b) person acting in an official capacity for or on behalf of a governmental authority; (c) officer or employee of a state-owned or controlled company; (d) political party; (e) official of a political party; (f) candidate for political office; (g) employee of a public international organization, such as the United Nations; or (h) an immediate family member of any of the forgoing.

VAT: value added tax or any equivalent tax chargeable in accordance to any relevant payments under a Project Specific Supplementary Agreement and subject to details reflected in the latter.

1.2                               Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3                               The Schedule forms part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedule and any Project Specific Supplementary Agreement agreed in accordance with clause 5.

1.4                               References to clauses and Schedules are to the clauses and Schedules of this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.5                               A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this agreement) from time to time.

1.6                               A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) [and that person’s personal representatives, successors and permitted transferees].

1.7                               A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.8                               Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.9                               Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.10                        Unless otherwise provided, a reference to a law is a reference to it as amended, extended or re-enacted from time to time.

1.11                        A reference to a law shall include all subordinate legislation made from time to time under that law.

1.12                        A reference to writing or written includes fax and e-mail (unless otherwise expressly provided in this agreement).

1.13                        Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.14                        Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.15                        Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.16                        Where there is a conflict between the terms and conditions of this agreement, and a Project Specific Supplementary Agreement, the Project Specific Supplementary Agreement shall prevail (in relation to that Project Specific Supplementary Agreement only) to the extent of the inconsistency.

1.17                        Any reference to this agreement terminating shall, where the context requires, include a reference to this agreement terminating by expiry.

2.                                      Commencement and duration

2.1                               This agreement shall commence on the Commencement Date.

2.2                               This agreement shall continue indefinitely, unless terminated earlier in accordance with this agreement.

3.                                      Collaboration and co-operation

3.1                               The parties shall co-operate with a view to achieving the Focus of this agreement in relation to Projects.

3.2                               The parties shall collaborate in relation to Project Specific Supplementary Agreements agreed in accordance with clause 5.

4.                                      Existing arrangements

4.1                               Nothing in this agreement shall restrict either party’s right to continue to conduct its business activities or arrangements that existed on the Commencement Date or that otherwise come into being outside the scope of this agreement, provided however that the parties wish to establish a relationship in which NIU shall become a preferred partner for Volkswagen’s future Micromobility Vehicle Projects and Volkswagen shall become a preferred partner for NIU´s collaboration projects in the automotive industry. For the avoidance of doubt nothing in this clause or elsewhere in this agreement shall deemed to create an exclusive relationship between the parties regarding the Focus or otherwise.

4.2                               However, as the parties will be working together in relation to Projects where each party may have access to Confidential Information or Intellectual Property Rights of the other, each party acknowledges that the other party will need to protect such information and Intellectual Property rightsin accordance with clause 10 and clause 14.

5.                                      Proposals and Projects

5.1                               The parties agree that the terms of this agreement shall apply when either party (proposing party) wishes to propose to the other party (receiving party) a Project falling within the scope of the Focus.

5.2                               A proposing party may submit a proposal for a proposed Project falling within the scope of the Focus to the receiving party at any time. The proposal shall contain high level details of the proposed Project, including an indication of the parties’ likely respective Inputs and any Charges the proposing party intends to make for its own Inputs (if applicable).

5.3                               On receipt of a proposal, the receiving party shall consider it, provide the proposing party with its comments and the parties shall then discuss whether they wish to formalise the proposal so that it becomes a Project. Either party may, in its absolute discretion, decline to agree to formalise a proposal into a Project.

5.4                               In order to formalise a proposal into a Project:

(a)                      either party may submit to the other a draft Project Specific Supplementary Agreement based on the proposal submitted under clause 5.3. Such document shall be based substantially on the template Project Specific Supplementary Agreement set out in Schedule 1, but it may include additional matters or exclude matters contained in the template that are not relevant to the particular Project; and

(b)                      each party may sign the Project Specific Supplementary Agreement or decline to do so. A Project Specific Supplementary Agreement shall not have operative effect under this agreement unless it is signed by both parties. Once signed by both parties, a Project Specific Supplementary Agreement becomes part of the agreement.

5.5                               A Project Specific Supplementary Agreement that has been signed by both parties may be amended at any time in accordance with clause 25.

5.6                               Unless terminated earlier in accordance with this agreement, each Project Specific Supplementary Agreement has contractual effect during the applicable Project Period.

5.7                               Each party shall in relation to the obligations allocated to it in a Project Specific Supplementary Agreement agreed in accordance with this clause:

(a)                      perform such obligations, including by providing the Inputs in accordance with timeframes or milestones (if any) specified in the Project Specific Supplementary Agreement;

(b)                      use reasonable care and skill in performing such obligations;

(c)                       comply with Good Industry Practice;

(d)                      comply with all laws applicable to it;

(e)                       obtain and maintain consents, licences and permissions (statutory, regulatory, contractual or otherwise) that are necessary to enable it to comply with such obligations;

(f)                        ensure that the Inputs it provides conform with descriptions and specifications (if any) set out in the applicable Project Specific Supplementary Agreement; and

(g)                       if on the other party’s premises, comply with that party’s health and safety and site regulations made known to it.

5.8                               Each party shall ensure that it uses employees or agents in performing its obligations under a Project Specific Supplementary Agreement who are suitably qualified and experienced.

5.9                               To facilitate communication, both NIU and Volkswagen shall designate one or more project coordinators, who shall be the principal point of contact for the performance of the Project as further defined in the Project Specific Supplementary Agreement (“Project Coordinator”). The Project Coordinators shall form the Project Team and shall have authority to manage the day-to-day activities to be performed under the Project Specific Supplementary Agreement and shall be responsible for directing and supervising such activities, including authorization of certain disclosure of technical specifications. Should the Project Team not reach consensus it shall escalate any such matter to the Project Control Board. The initial Project Coordinators are defined in clause 25 (Notices), however each party shall have the right to replace or add any Project Coordinator in its sole discretion upon written notice to the other party.

5.10                        The Parties shall establish a project control board consisting of one or more representative from each party for the purpose of steering and realizing the Project(s) including but not limited to: (a) assessing and confirming the Project(s) progress; and (b) relationship management issues and dispute resolutions relating to the Focus or Project(s) (Project Control Board). The initial members of the Project Control Board for a Project are set forth in Schedule 4.  The Project Control Board shall meet in-person or schedule calls when requested by one party, giving at least [five] days’ notice but at least on a bi-monthly basis. Each party may replace any of its members of the Project Control Board upon written notice to the other party. All actions proposed to be undertaken by the Project Control Board shall require the written approval of all Parties to be effective.

6.                                      Customers

6.1                               Each party agrees that it has no right to bind the other party in contract or otherwise in relation to any customers of either party and it shall not represent that it has such right.

6.2                               Nothing in this agreement is intended to, or shall be deemed to, establish any partnership, relationship of employment or constitute any party the agent of the other party in relation to either party’s customers.

6.3                               Neither party may provide to any of its customers any information, or make any representation, relating to the other party’s products or services, unless that information or representation is approved in writing by that party for use in those circumstances.

7.                                      Information flow and Project management

7.1                               To enable the parties to maximise the benefits of their collaboration, each party shall:

(a)                      engage the other in planning discussions in relation to the Focus from time to time;

(b)                      keep the other party informed about its own progress in relation to each Project; and

(c)                       facilitate regular discussions between appropriate members of its personnel and those of the other party in relation to each Project, including in relation to:

(i)                          performance and issues of concern in relation to each Project;

(ii)                       new developments and resource requirements;

(iii)                    compliance with deadlines; and

(iv)                   such other matters as may be agreed between the parties from time to time.

7.2                               Each party shall:

(a)                      upon reasonable request by the other party, supply to the other party information and assistance reasonably requested by it relating to a Project as is necessary to enable that other party to perform its own obligations in relation to the Project; and

(b)                      review documentation sent to it by the other party, including draft specifications or service descriptions or other technical documentation, for use when performing its obligations in relation to a Project (if any), as soon as reasonably practicable at the request of the other party, and notify it of any errors or incorrect assumptions made in any such documents so far as it is aware.

8.                                      Charges

8.1                               Except as provided for in clause 8.2, each party shall:

(a)                      not be entitled to charge the other party for the provision of anything (including Inputs) it provides in connection with each Project and this agreement; and

(b)                      be otherwise responsible for its own costs incurred in connection with each Project and this agreement, including all Inputs it provides.

8.2                               If a Project Specific Supplementary Agreement provides that a party is responsible for paying the other party any Charges, such Charges shall be invoiced and paid for in the currency specified in the Project Specific Supplementary Agreement in accordance with clause 9.

9.                                      Invoicing and payment

9.1                               If a Project Specific Supplementary Agreement provides that a party will pay the other party any Charges in relation to a Project, the other party may issue invoices for such Charges:

(a)                      in accordance with the invoicing procedure (if any) provided for in the Project Specific Supplementary Agreement; or

(b)                      if no invoicing procedure is provided for in the Project Specific Supplementary Agreement, at the end of a calendar month for Charges incurred in that month.

9.2                               Unless otherwise provided in a Project Specific Supplementary Agreement, the Charges specified in a Project Specific Supplementary Agreement are exclusive of VAT, which shall be included in invoices and payable (if applicable), in addition to the Charges.

9.3                               A party shall pay an invoice issued to it in accordance with this agreement within 30 days of the date of receiving the invoice.

9.4                               The Charges shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

10.                               Confidentiality & Public Announcements

10.1                        Any information exchange in connection with this agreement shall be considered Confidential Information in relation to which the undertakings under the Confidentiality Agreement entered into by and between Volkswagen and NIU shall apply.

10.2                        Each party undertakes that it shall not at any time during this agreement [and for a period of [three] years after termination of this agreement,] disclose to any person any Confidential Information, except as permitted by Clause 10.3.

10.3                        Each party may disclose the other party’s Confidential Information:

a)             to its employees, officers, representatives or advisers who need to know such information for the purposes of exercising the party’s rights or carrying out its obligations under or in connection with this agreement. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party’s confidential information comply with this Clause 10; and

b)             as may be required by law, any governmental or regulatory authority (including, without limitation, any relevant securities regulatory authority or securities exchange), any court or other authority of competent jurisdiction, provided however that in case of the latter the party concerned shall promptly notify the other Parties where permitted and only to the extent necessary to comply with its obligation.

10.4                        No party shall use any other party’s confidential information for any purpose other than to exercise its rights and perform its obligations under or in connection with this agreement.

11.                               No publicity

11.1                        No party shall make, or permit any person to make, any public announcement concerning the existence, subject matter or terms of this agreement, the wider collaboration contemplated by it, a Project or the relationship between the Parties, without the prior written consent of the other party, except as required by law, any governmental or regulatory authority (including, without limitation, any relevant securities regulatory authority or securities exchange), any court or other authority of competent jurisdiction, provided however that in case of the latter the party concerned shall promptly notify the other Parties where permitted and only to the extent necessary to comply with its obligation.

12.                               Compliance with Laws and Antitrust matters

Each party agrees that it and its directors, employees, agents, advisors or Affiliates will comply with all applicable laws and the Antitrust Guidelines.

13.                               Data protection

Each party shall, at its own expense, ensure that it complies and shall procure that with the requirements of all legislation and regulatory requirements in force from time to time relating to the use of personal data and the privacy of electronic communications, including the General Data Protection Regulation ((EU) 2016/679) and any other applicable legislation.

14.                               Intellectual property

Save as otherwise agreed in a Project Specific Supplementary Agreement:

(a)                      This agreement does not transfer any interest in Intellectual Property and each party (and its licensors, where applicable) shall retain its Intellectual Property in any materials provided in the performance of this agreement. All Foreground IP Intellectual Property  shall be owned by the party that creates or develops, or procures the creation or development of, the deliverable(s) containing such Intellectual Property.

(b)                      Each party grants to the other party a non-exclusive, fully paid-up, personal, royalty-free licence during the applicable Project Period to use its Foreground IP in relation to a Project to the extent necessary for the other party to carry out its obligations in relation to that Project.

(c)                       At the end of the applicable Project Period, a party licensed to use Foreground IP under clause (b) shall cease to use that Foreground IP and shall return any physical embodiment of the Foreground IP (including any copies) in its possession or control to the other party.

(d)                      Each party shall immediately give written notice to the other party of any actual, threatened or suspected infringement of any party’s Intellectual Property Rights (including threatened or suspected infringement of Foreground IP)) used in connection with a Project of which it becomes aware.

15.                               Employees and Non-Solicitation

Neither party shall, at any time from the Commencement Date to the expiry of twelve months after the date of termination of this agreement, solicit or entice away from the respective other Parties or employ or attempt to employ any person who is, or has been, an employee of the respective other Parties; provided the above restrictions shall not prohibit a party from soliciting or employing (a) any person who responds to a general solicitation or advertisement that is not specifically directed to such person; (b) any person who is referred to such party by search firms or employment agencies; provided such search firms and employment agencies have not been advised by such party to approach such person; or (c) any person whose employment has been terminated.

16.                               Code of Conduct and Anti-Corruption

16.1                        Each party has and shall maintain in place throughout the term of this agreement its own policies and procedures to ensure compliance with the relevant Anti-Corruption Laws and hereby undertakes to take appropriate steps ensuring that their own code of conduct is observed within their mutual business relationship as well as to enforce them where appropriate. Both parties recognise their codes as having equal status and neither submits contractually to the other party’s code of conduct.

16.2                        Each party shall in relation to this agreement and each Project:

(a)                      acknowledge that applicable laws (including also and without limitation the Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010), laws of other countries, anti-corruption laws of local jurisdictions and any laws intended to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997 (OECD Convention), (collectively, “Anti-Corruption Laws”) may result in the imposition of sanctions in the event that a party, directly or indirectly, offers, promises, or makes payments to a Public Official for the purpose of influencing actions favorable to that party;

(b)                      in carrying out the responsibilities and obligations under this agreement, not, directly or indirectly:  (i) pay, offer or promise to pay, or authorize the payment of, any monies or anything of value to any Public Official for the purpose of inducing action or non-action or influencing action by the Public Official, or securing an improper advantage, to assist in obtaining or retaining business for or with, or directing business to, any person; or (ii) pay, offer or promise to pay, or authorize the payment of, any monies or anything of value to any person if the payer, offeror or promisor knows or has reason to know that any part of what has been or is to be paid will be paid, offered or promised to a Public Official for the purpose of inducing action or non-action or influencing action by the Public Official, or securing an improper advantage, to assist in obtaining or retaining business for or with, or directing business to, any person;

(c)                       forego all corrupt activity and other unethical practices, including activity forbidden by Anti-Corruption Laws.  In no event will a party be obligated under this agreement to take any action or omit to take any action that such party believes, in good faith, would cause it to be in violation of any applicable law, including any Anti-Corruption Law;

(d)                      not make any special payments (e.g., bribes) whatsoever, in cash or in kind, either directly or indirectly to any person with a view to influencing the decision of such person in order to obtain any improper benefit or advantage whatsoever;

(e)                       ensure that all documents, books, and records, including invoices, vouchers, financial settlements, billings, and reports submitted by such party to the other parties accurately reflect the facts about the activities and transactions to which they pertain;

(f)                        represent that with respect to any further recording or reporting made for whatever purpose, the other parties may rely upon all such documents, books, and records and the data therein as being complete and accurate;

(g)                       comply with all anti-slavery laws, and conduct proper and detailed checks on any person used it to perform tasks under this agreement (in each case, whether on a permanent or temporary basis) to ensure that any such person does not engage in any abuse of human rights;

(h)                      promptly report to the other party any request or demand for any undue financial or other advantage of any kind received by it in connection with the performance of this agreement and/or non-compliance with Anti-Corruption Laws or anti-slavery laws.

16.3                        Each party shall ensure that any person associated with it who is performing obligations in connection with this agreement does so only on the basis of a written contract which imposes on and secures from such person terms equivalent to those imposed on that party in this clause 16. Such party shall be responsible for the observance and performance by such persons of those terms (the “Relevant Terms”), and shall be directly liable to the other party for any breach by such persons of any of the Relevant Terms.

16.4                        Breach of this clause 16 shall be deemed a material breach under clause 21.2.

17.                               Warranties

17.1                        Each party represents and warrants that:

(a)                      it has full power and authority to carry out the actions contemplated under this agreement and any Project Specific Supplementary Agreement;

(b)                      its entry into and performance under the terms of this agreement or any Project Specific Supplementary Agreement will not infringe the Intellectual Property rights of any third party or cause it to be in breach of any obligations to a third party; and

(c)                       so far as it is aware, all information, data and materials provided by it under this agreement or any Project Specific Supplementary Agreement are accurate and complete in all material respects at the date on which they are given, and it is entitled to provide such information, data and materials to the other party without recourse to any third party.

17.2                        Except as expressly provided in this agreement or a Project Specific Supplementary Agreement, there are no conditions, warranties or other terms binding on the parties with respect to the actions contemplated by this agreement. Any condition, warranty or other term in this regard that might otherwise be implied or incorporated into this agreement, whether by law or otherwise, is, to the extent that it is lawful to do so, excluded by this agreement.

18.                               Indemnity

18.1                        In this clause, a reference to an indemnified party shall include that party’s Affiliates, and the provisions of this clause shall be for the benefit of that party and each such Affiliate, and shall be enforceable by each such Affiliate, in addition to the party.

18.2                        Each party (indemnifying party) shall indemnify the other party (indemnified party) against all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the indemnified party arising out of or in connection with:

(a)                      any claim made against the indemnified party for actual or alleged infringement of a third party’s Intellectual Property Rights arising out of or in connection with:

(i)                          the indemnified party’s use in accordance with this agreement of Intellectual Property licensed to it by the indemnifying party under clause (b);

(ii)                       the receipt or use by any person including the indemnified party of Inputs or other items or services provided by the indemnifying party in relation to a Project;

(b)                      For the avoidance of doubt, the parties might agree on additional relevant indemnification provisions in a Project Specific Supplementary Agreement.

18.3                        This indemnity shall apply whether or not the indemnified party has been negligent or at fault.

18.4                        If any third party makes a claim, or notifies an intention to make a claim, against the indemnified party which may reasonably be considered likely to give rise to a liability under this indemnity (Claim), the indemnified party shall:

(a)                      as soon as reasonably practicable, give written notice of the Claim to the indemnifying party, specifying the nature of the Claim in reasonable detail;

(b)                      allow the indemnifying party, at its own cost, to conduct all negotiations and proceedings and to settle the Claim, always provided that the indemnifying party shall obtain the indemnified party’s prior approval of any settlement terms, such approval not to be unreasonably conditioned, withheld or delayed;

(c)                       provide the indemnifying party with such reasonable assistance regarding the Claim as is required by the indemnifying party, subject to reimbursement by the indemnifying party of the indemnified party’s costs reasonably incurred in doing this; and

(d)                      not, without prior consultation with the indemnifying party,

make any admission of liability in relation to the Claim or attempt to settle it, provided that the indemnifying party considers and defends any Claim diligently, using competent counsel and in such a way as not to bring the reputation of the indemnified party into disrepute; and

(e)                       give the indemnifying party [and its professional advisers] access at reasonable times (on reasonable prior notice) to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or control of the indemnified party, so as to enable the indemnifying party and its professional advisers to examine them and to take copies (at the indemnifying party’s expense) for the purpose of assessing the Claim.

18.5                        Any payment made by the indemnifying party in respect of a Claim shall include an amount in respect of all costs and expenses incurred by the indemnified party in bringing the relevant Claim (including a reasonable amount in respect of management time).

18.6                        Nothing in this clause shall restrict or limit the indemnified party’s general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under this indemnity.

19.                               Limitation and exclusion of liability

19.1                        Nothing in this agreement shall limit or exclude a party’s liability:

(a)                      for death or personal injury caused by its negligence, or that of its employees, agents or sub-contractors;

(b)                      for fraud or fraudulent misrepresentation;

(c)                       for breach of any obligation as to title or quiet possession implied by law; or

(d)                      for any other act, omission, or liability which may not be limited or excluded by law;

(e)                       under the indemnity in clause 18.

19.2                        Subject to clause 19.1, neither party shall have any liability to the other party, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, for any loss of profit, or for any indirect or consequential loss arising under or in connection with the agreement.

19.3                        The parties expressly agree that if any limitation or provision contained or expressly referred to in this clause 19 is held to be invalid, illegal or unenforceable under any applicable law, it shall, to that extent, be deemed omitted in accordance with clause 27.

20.                               Termination of a Project

20.1                        The grounds and procedures for terminating the agreement as a whole specified in clause 21 apply mutatis mutandis to a Project Specific Supplementary Agreement, and either party to a Project Specific Supplementary Agreement may terminate it in accordance with such clause.

20.2                        Termination of a Project Specific Supplementary Agreement in accordance with this clause shall have the effect that:

(a)                      the terminated Project Specific Supplementary Agreement shall be severed from the agreement, which shall otherwise remain in full force and effect; and

(b)                      the provisions of clause 22 shall otherwise apply (mutatis mutandis) in relation to the Project Specific Supplementary Agreement.

21.                               Termination of agreement

21.1                        Without affecting any other right or remedy available to it, either party may terminate this agreement with immediate effect by giving written notice to the other party:

(a)                      if the other party commits a material breach of any other term of this agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of [30] days after being notified in writing to do so;

(b)                      if the other party repeatedly breaches any of the terms of this agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this agreement;

(c)                       if any action, proceedings, procedure or step is taken in any jurisdiction for or in connection with:

(i)                          the winding up, dissolution or re-organisation of the other party; or

(ii)                       the appointment of a liquidator, or other similar officer in respect of the other party or any of its assets;

(d)                      if the other party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts, or is wound up;

(e)                       if any event occurs, or any action, proceedings, procedure or step is taken, with respect to the other party in any jurisdiction that has an effect equivalent or similar to any of the events mentioned in this clause 21;

(f)                        if the other party suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business;

(g)                       if there is a Change of Control as defined under clause 1.1) of the other party; or

(h)                      if any warranty given by the other party in clause 17 of this agreement is found to be untrue or misleading in any material respect; or

(i)                          in accordance with clause 23.

21.2                        For the purposes of clause 21.1(a), material breach means a breach (including an anticipatory breach) that is serious in the widest sense of having a serious effect on the benefit which the terminating party would otherwise derive from:

(a)                      a substantial portion of this agreement; or

(b)                      any of the obligations set out in clause 5.7, 9.3, 10, 11, 12, 13, 15 or 16.

21.3                        Without affecting any other right or remedy available to it, including without limitation a right or remedy under the Project Specific Supplementary Agreement, in each case in accordance with the provisions of the Project Specific Supplementary Agreement and this agreement, either party may terminate this agreement on giving not less than two months’ written notice to the other party.

22.                               Consequences of termination

22.1                        On termination of this agreement, the following clauses shall continue in force:

(a)                      clause 1 (Interpretation);

(b)                      clause 9 (Invoicing and payment);

(c)                       clause 10 (Confidentiality)

(d)                      clause 13 (Data protection);

(e)                       clause 14 (Intellectual property);

(f)                        clause 15 (Employees and Non-Solicitation);

(g)                       clause 17 (Warranties);

(h)                      clause 18 (Indemnity);

(i)                          clause 19 (Limitation and exclusion of liability);

(j)                         clause 20.2 (Termination of a Project);

(k)                      clause 22 (Consequences of termination);

(l)                          clause 23 (Force majeure);

(m)                  clause 26 (Notices);

(n)                      clause 27 (Severance);

(o)                      clause 28 (No partnership or agency);

(p)                      clause 29 (Rights and remedies);

(q)                      clause 30 (Inadequacy of damages);

(r)                         clause 31 (Waiver);

(s)                        clause 34 (Third party rights);

(t)                         clause 37 (Entire agreement);

(u)                      clause 38 (Governing law and Arbitration).

22.2                        Termination of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

22.3                        On termination of this agreement, each Project Specific Supplementary Agreement then in force at the date of such termination shall continue in full force and effect for the remainder of the applicable Project Period, unless earlier terminated in accordance with the terms of this agreement.

23.                               Force majeure

Neither party shall be in breach of this agreement nor liable for delay in performing, or failure to perform, any of its obligations under this agreement if such delay or failure result from events, circumstances or causes beyond its reasonable control, including but not limited to, strikes, lockouts or other industrial disputes (in each case whether involving the workforce of the party so prevented or any other party); protests; failure of a utility service or transport network; act of God or other natural disaster; war or national emergency; sanction, embargo or breaking-off of diplomatic relations; an act of terrorism; riot or civil commotion; compliance with any law or governmental order, rule, regulation or direction; breakdown of plant or machinery; fire; explosion; flood; storm; epidemic; nuclear, chemical or biological contamination; and sonic boom or, other events of a similar nature. In such circumstances the affected party shall be entitled to a reasonable extension of the time for performing such obligations. If the period of delay or non-performance continues for 6 weeks, the party not affected may terminate this agreement by giving 30 days’ written notice to the affected party.

24.                               Assignment and other dealings

24.1                        Subject to clause 24.2, neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement (or a Project Specific Supplementary Agreement or any other document referred to in this agreement or a Project Specific Supplementary Agreement) without the prior written consent of the other party. For the avoidance of doubt, subcontracting means a contract by which a party (a subcontracting party) engages a third party (a subcontractor) to perform and/or deliver on subcontracting party´s behalf to subcontracting party certain deliverables and obligations und this agreement and/or a Project Specific Supplementary Agreement, as the case may be, which subcontracting party embeds in the performance of its obligations vis a vis the other party. That being said subcontracting shall not mean the purchasing of relevant material (e.g. office material), office leases and hiring of personnel.

24.2                        Either party may, after having given prior written notice to the other party, assign or subcontract any or all of its rights and obligations under this agreement to an Affiliate. The assignor shall procure that such assignee assigns any rights assigned to it in accordance with this clause 24.2 back to the assignor  immediately before it ceases to be an Affiliate.

25.                               Variation

25.1                        No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

25.2                        Any variation of this agreement agreed by the parties in accordance with clause 25.1 shall be deemed to apply to all future Project Specific Supplementary Agreements entered into after the date of such variation, but shall not apply to Project Specific Supplementary Agreements already in force at that date unless such variation specifically so provides.

26.                               Notices

A notice given to a party under or in connection with this agreement shall be in writing and sent to the party at the address below

Notices to Volkswagen shall be addressed to:

Volkswagen Aktiengesellschaft
Brieffach 011/19011
38440 Wolfsburg
Germany

For the attention of:	Carsten Camrath

Email:	******

with copy

For the attention of:	Legal Department

Email:	******

Notices to NIU shall be addressed to:

11/F, Fangheng Shidai Building A, No. 10 Wangjing Street, Chaoyang District, Beijing, China.

For the attention of:	Xueting Xu

Email:	******

with copy

For the attention of:	Hardy Zhang

Email:	******

27.                               Severance

27.1                        If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

28.                               No partnership or agency

28.1                        Nothing in this agreement is intended to, or shall be deemed to, establish any partnership between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

28.2                        Each party confirms it is acting on its own behalf and not for the benefit of any other person.

29.                               Rights and remedies

The rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

30.                               Inadequacy of damages

31.                               Without prejudice to any other rights or remedies that a party (first party) may have, the other party  acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this agreement by the other party. Accordingly, the first party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this agreement.Waiver

31.1                        A waiver of any right or remedy under this agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy and shall not be deemed a waiver of any subsequent breach or default.

31.2                        A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

31.3                        A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

32.                               Language

32.1                        If this agreement is additionally signed in, or is translated into, any language other than English, the English language version shall prevail.

32.2                        Any other document provided in connection with this agreement, shall be in English, or there shall be a properly prepared translation into English and the English translation will prevail in the case of any conflict between them.

33.                               Counterparts

33.1                        This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

33.2                        Transmission of [an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by:

(a)                      fax; or

(b)                      e-mail (in PDF, JPEG or other agreed format),

shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, each party shall, without prejudice to the validity of the agreement thus made, provide the others with the original of such counterpart as soon as reasonably possible thereafter.

33.3                        No counterpart shall be effective until each party has executed at least one counterpart.

34.                               Third party rights

34.1                        Save as otherwise provided in this agreement, no one other than a party to this agreement, their personal representatives, successors and permitted transferees, shall have any right to enforce any term of this agreement and this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

34.2                        The rights of the parties to terminate, rescind or vary this agreement are not subject to the consent of any other person.

35.                               Further assurance

36.                               Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.Costs

Subject to clause 8, each party shall pay its own costs incurred in connection with the negotiation, preparation, and execution of this agreement [and any documents referred to in it].

37.                               Entire agreement

37.1                        Except for the Confidentiality Agreement and the Letter of Intent which shall remain in full force and effect according to their terms this agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

37.2                        Each party acknowledges that in entering into this agreement, it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement (including Project Specific Supplementary Agreements).

37.3                        Nothing in this clause 37 operates to limit or exclude any liability for fraud.

38.                               Governing law and Arbitration

38.1                        This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales without regard to its conflicts of law provisions. For the avoidance of doubt, the UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

38.2                        The Parties shall promptly escalate any disagreement or dispute related to this agreement to the Project Control Board to amicably settle any such disagreement or dispute. If the Project Control Board fails to settle such dispute within ten Business Days, either party may escalate the matter by written notice to a senior officer of NIU and a senior officer of Volkswagen (both referred to as “Senior Officers”) who have authority to settle the controversy. The notice shall include with reasonable particularity (a) a statement of the submitting party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent the submitting party and of any other person(s) who will accompany the executive.

38.3

38.4                        If the Senior Officers are for any reason unable to resolve the dispute within [thirty Business Days] of it being referred to them, the dispute may be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce. The arbitration tribunal shall be comprised of three arbitrators. Each party shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The place of arbitration shall be London, United Kingdom. The language to be used in the arbitral proceedings shall be English.

This agreement has been entered into on the date stated at the beginning of it.

IN WITNESS of which the Parties have executed this agreement on the date first written above:

Niu Technologies

By:	/s/ Yan Li	By:	/s/ Token Yilin Hu

Name: Yan Li		Name: Token Yilin Hu
Title: Chairman and Director		Title: Director

Volkswagen Aktiengesellschaft

By:	/s/ Michael Jost	By:	/s/ Gerhard Mennecke

Name: Michael Jost		Name: Gerhard Mennecke
Title: Head Strategy VW		Title: Head Corporate Strategy